Exhibit 99.1
News Release
Contacts:
Integra LifeSciences Holdings Corporation

John B. Henneman, III	Investor Relations:
Executive Vice President,	Angela Steinway
Finance and Administration,
and Chief Financial Officer
(609) 275-0500	(609) 936-2268
jack.henneman@integralife.com	angela.steinway@integralife.com
Integra Announces Pricing of Convertible Senior Notes
PLAINSBORO, NJ, June 10, 2011 (GlobeNewswire)— Integra LifeSciences Holdings Corporation (Nasdaq: IART) today announced the pricing of $200,000,000 aggregate principal amount of 1.625% convertible senior notes due 2016 (the “notes”). The notes were offered and sold in a private placement solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be convertible, if certain conditions are met, into cash and, in certain circumstances, shares of Integra common stock, based on a volume-weighted average price of the common stock on each day of an observation period.
The notes will pay interest semiannually at a rate of 1.625% per annum and have an initial conversion rate of 17.4092 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $57.44 per share), subject to adjustment. The sale of the notes is expected to close on or about June 15, 2011. Integra also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $30,000,000 aggregate principal amount of notes to cover over-allotments. Integra will settle conversions of the notes up to the principal amount, of the notes in cash and conversion amounts in excess of the principal amount, if any, in cash, shares of Integra common stock or a combination thereof, at Integra’s election.
The notes will mature on December 15, 2016. Holders of the notes may require Integra to repurchase for cash all or part of their notes upon certain fundamental changes at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any. Integra may not redeem the notes prior to the maturity date.
Integra intends to use a portion of the net proceeds to pay the cost of the convertible note hedge transactions described below, taking into account the proceeds to Integra of the warrant transactions; approximately $35 million of the net proceeds to purchase shares of Integra’s common stock at the closing of the sale of the notes; and the balance of the net proceeds to repay a portion of the indebtedness under Integra’s senior credit facility and for general corporate purposes.
In connection with the pricing of the offering, Integra entered into convertible note hedge transactions with one or more of the initial purchasers or their respective affiliates (the “counterparties”). These transactions are expected to reduce the potential dilution upon conversion of the notes. Integra also entered into warrant transactions with the counterparties.

The warrant transactions could separately have a dilutive effect on Integra’s earnings per share if the market price of its common stock exceeds the strike price of the warrants.
In connection with establishing their initial hedge of the convertible note hedge transactions and warrant transactions, the counterparties or their respective affiliates may enter into various derivative transactions with respect to Integra’s common stock concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing (or reducing the size of any decrease in) the market price of Integra’s common stock.
If the initial purchasers exercise the over-allotment option, Integra may enter into additional convertible hedge transactions and additional warrant transactions, with the balance of any net proceeds being used for general corporate purposes as described above.
The notes and the shares of Integra’s common stock issuable upon conversion of the notes, if any, are not being registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the expectations, plans and prospects for the Company, including whether or not the Company will offer the notes or consummate the offering, the anticipated terms of the notes and the offering and the anticipated use of proceeds of the offering. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in Item 1A of Integra’s Annual Report on Form 10-K for the year ended December 31, 2010 and in Integra’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011 and information contained in subsequent filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and Integra undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.